Exhibit 99.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF NEW RISE

Unless the context otherwise requires, references to “New Rise”, “we,” “us,” “our,” and the “Company” in this section are to the business and operations of New Rise Renewables prior to the Business Combination. The following discussion and analysis should be read in conjunction with New Rise’s audited annual and unaudited interim financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause New Rise’s actual results to differ materially from management’s expectations. .

Company Overview

New Rise Renewables, LLC and Subsidiary (the “Company”) include New Rise Renewables, LLC (“New Rise”) and its wholly owned subsidiary, New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable renewable fuels, principally Sustainable Aviation Fuel (“SAF”).

New Rise Reno facility is designed for flexibility, capable of processing a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. Currently, New Rise Reno uses ISCC-certified distillers corn oil (“DCO”), a byproduct of U.S. ethanol production, to produce SAF and crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. Reno has not commenced planned principal operations. Reno’s activities since inception have consisted principally of (1) acquiring plant assets; (2) infrastructure development or construction costs such as equipment rental, construction materials, or subcontractors; and (3) other costs such as interest, insurance, or construction benefits. Reno’s activities are subject to significant risks and uncertainties, including the potential failure to secure funding to operationalize its principal operations and failure to obtain the necessary permits and licenses required for operating.

New Rise Reno is located at the Tahoe Reno Industrial Center in McCarran, Nevada.

Company Formation

New Rise, a Delaware Limited Liability Company, was formed on September 23, 2016 for the purpose of owning 100% of New Rise Renp. The New Rise operating agreement specifies, among other things, the term of the limited liability company, which shall continue until the Company terminates under the terms of such operating agreement, the rights and powers of the members, capital contribution and cash distribution criteria, and profit and loss allocations. As a limited liability company, each member’s liability is generally limited to the amount in each member’s respective capital accounts. New Rise R has one member, RESC Renewables Holdings, LLC (“RESC”).

Recent Developments

Transactions with XCF Global Capital, Inc.

On December 8, 2023, RESC, our parent company, entered into the New Rise Renewables MIPA with XCF Global Capital, Inc. (“XCF”) to transfer all of the issued and outstanding membership interests of New Rise Reno to XCF for an aggregate purchase price of $1.1 billion less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase will be paid by XCF at closing of the acquisition by delivery of the New Rise Convertible Note in principal amount of $100,000,000 and issuance of 88,750,000 shares of XCF common stock. The New Rise Convertible Note will be non-interest bearing and have a maturity date of twelve months after the date the note is issued in connection with the closing of the acquisition. Once issued, the New Rise Convertible Note can be converted into shares of XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. In connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, the conversion price was set at $10 per share when the New Rise Convertible Note is issued.

On February 19, 2025, XCF completed the acquisition of New Rise subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,738,000, which represented principal and interest on New Rise’s outstanding debt obligations to a financial institution and two notes payable to XCF. As a result, RESC was issued 88,126,200 shares of XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC and GL, GL was entitled to receive 4,406,310 shares of the XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, XCF issued a convertible promissory note to RESC in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp. On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise Reno liabilities of $126,700,000 million compared to $118,738,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of XCF common stock.

SAF Production

New Rise Reno’s current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). During the initial phase of production ramp-up for SAF production, New Rise Reno produced, in aggregate, approximately 1 million gallons of neat SAF and renewable naphtha.

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. Until SAF production is at nameplate capacity, New Rise is not deemed to be an operating business and classifies as under construction. The project will be under construction until final project acceptance is completed as per the agreement between New Rise and Axen North America which is working on SAF conversion. Due to the conversion to SAF and associated testing of the facility, we have observed variable operating performance which has impacted the ability of the plant to operate at full capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, without any additional modifications to the facility. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting than an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,787, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on anu of the notes, the collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

The Company is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while the company seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. The company is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025 and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023 and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025 notice demanded payment by April 28, 2025 and the April 30, 2025 notice demanded immediate payment. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,476, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, New XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, New XCF issued 4,000,000 shares of New XCF Common Stock (the “Landlord Shares”) to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the Landlord Shares for resale. The net proceeds of any sale of the Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

As discussed above with respect to the GNCU Loan, XCF and New Rise are actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Results of Operations – for the Years Ended December 31, 2024 and 2023

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenue	$-	$-
Operating expenses
Direct costs	5,601,963	3,917,619
General and administrative expenses	9,851,545	1,130,100
Total operating expenses	15,453,308	5,047,719

Loss from operations	(15,453,308)	(5,047,719)

Other income
Interest income	22	55,298
Interest expense	2,930,867	-
Total other income/ (expenses)	(2,930,867)	55,298

Net loss	$(18,384,353)	$(4,992,421)

During the years ended December 31, 2024 and 2023, we had a net loss of $18,384,353 and $4,992,421, respectively.

Individual components of our results of operations are discussed below:

Direct costs

We incurred $5,601,963 and $3,917,619 of direct costs for the years ended December 31, 2024 and 2023, respectively. Direct costs relate to plant utilities, chemicals, catalyst and plant operations. Direct costs increased $1,684,344 during the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due to an increase in plant activity for the year, including cost of catalyst and plant operating cost.

General and administrative expenses

We incurred $9,851,545 and $1,130,100 of general and administrative expenses for the years ended December 31, 2024 and 2023, respectively. General and administrative expenses primarily consist of payroll expenses and late fees for the period. General and administrative expenses increased $8,721,445 during the year ended December 31, 2024, compared to year ended December 31, 2023 due to an increase in payroll cost and late fees incurred under the GNCU Loans.

Interest income

We earned $22 and $55,298 of interest income for the years ended December 31, 2024 and 2023, respectively. Interest income primarily consists of interest earned on our bank accounts and employee retention credits interest. Interest income decreased by $55,276 during the year ended December 31, 2024, compared to year ended December 31, 2023 due to lower average cash on hand in interest bearing accounts during the current year compared to the prior year.

Sources of Our Revenues

During the years ended December 31, 2024 and 2023, we did not generate any revenues as the plant has not delivered any sales of renewable diesel or SAF. We expect future revenues to primarily be derived from: (i) the sale of renewable diesel and SAF, and the related environmental attributes (RINs, LCFS credits, etc.); (ii) licensing and development sales; and (iii) byproduct sales of renewable naphtha, a byproduct during the production of renewable diesel and SAF.

Principal Components of Our Cost Structure

Direct Costs. Our direct costs consists primarily of costs directly associated with the production of renewable fuel products, including renewable diesel, SAF and renewable naphtha, a byproduct from the production of renewable diesel and SAF. Such costs include direct materials in the treating of feedstocks, direct labor, plant utilities, chemicals, catalyst and plant operations. Direct materials include feedstock, hydrotreating costs and hydrotreating process chemicals. Direct labor includes compensation of personnel directly involved in production operations.

General and Administrative. General and administrative expense consists of personnel costs, consulting and service provider expenses, legal fees, insurance costs, travel and entertainment expenses and other expenses. Costs incurred have not yet been allocated to the specific growth projects on the face of our financial statements.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of December 31, 2024, we had a working capital shortage of $86,491,387 (current assets of $1,718,047 less current liabilities of $88,209,434).

We are continually exploring a range of financing options to ensure the balance sheet is suitably capitalized and outstanding loan commitments are fulfilled. With regards to our senior secured loan commitments, we are in active discussions on a range of funding initiatives including but not limited to payment plans to get current on existing debt obligations, refinancing options and alternative funding structures. Management maintains active dialogue with the senior lenders and continues to explore suitable funding structures that support the ongoing operations of the New Rise facilities.

The Company is currently in default on its loan commitments to its senior secured lenders but management are working on a plan to get current on both of its senior secured loan commitments and it is managements intention to have resolved the default status within the next 12 months. Management anticipates that the New Rise facility will generate sufficient cash flow once it is fully operational around its sustainable aviation fuel production to service its debt obligations and there are sufficient refinancing options available to the company in order to ensure that it can maintain sufficient liquidity over the next 12 months.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern. The Company historically was able to obtain third-party loans and indebtedness to fund its operations but is actively seeking new sources of financing as part of the transaction with XCF, that will enable the Company to meet its obligations for the twelve-month period from the date the consolidated financial statements were available to be issued. The consolidated financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements. Such adjustments could be material.

As of December 31, 2024, we had $55,628 in cash and cash equivalents. We are actively managing current cash flows until such time that we are profitable.

The table below presents our cash flows during the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Net cash provided by (used in):
Operating activities	$(6,628,356)	$288,079
Investing activities	(28,678,950)	(45,959,972)
Financing activities	35,286,334	14,031,586
Net decrease in cash	$(20,972)	$(31,640,307)

Individual components of our cash flows are discussed below:

Net cash (used in) provided by operating activities

Net cash (used in) provided by operating activities during the years ended December 31, 2024 and 2023 was $(6,628,356) and $288,079, respectively.

For the year ended December 31, 2024, net cash used in operating activities was due to a net loss of $18,384,353 and increase in current assets of $1,500,000 and offset by an increase in related party payable of $9,996,236, increase in interest payable of $2,930,867, increase in accounts payable of $292,906 and increase in accrued expenses of $35,988.

For the year ended December 31, 2024, net cash provided by operating activities was primarily due to a decrease in prepaid expenses of $2,536,814, an increase in accounts payable of $2,769,756 and decrease in accrued expenses of $7,204, partially offset by a net loss of $4,992,421 and an increase in other current assets of $33,273.

Net cash used in investing activities

Net cash used in investing activities during the years ended December 31, 2024 and 2023 was $28,678,950 and $45,959,972, respectively. Net cash used in investing activities was related to net cash paid for construction in progress.

Net cash provided by financing activities

Net cash provided by financing activities during the years ended December 31, 2024 and 2023 was $35,286,334 and $14,031,586 respectively.

For the year ended December 31, 2024, net cash provided by financing activities consisted of member contributions of $32,890,000, proceeds from loans from related party of $2,396,334, and proceeds from borrowing of $500,000, offset by repayments of borrowing of $500,000.

For the year ended December 31, 2024, net cash provided by financing activities consisted of proceeds from borrowing of $2,350,000, advance received from related party of $11,581,586 and member contribution of $100,000.

Contractual Obligations

New Rise has a long-term obligation of $112,580,00 with Twain as part of failed sales and leaseback transactions. The Company has a long-term financial liability of $132,776,841 related to a real estate lease arrangement. There are no other long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

The governance of the Company has overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash and cash equivalents, restricted cash, accounts payable, accrued expenses, related party payable, loan payable, notes and interest payable, and financial liability. The fair value of our financial instruments approximates their carrying value.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of December 31, 2024, we had cash of $155,628 to settle current liabilities of 88,209,434 which fall due for payment within twelve months of the balance sheet date.

Refer to “- Liquidity and Capital Resources” above for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of December 31, 2024, we had cash of $55,628 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast notes payable bear interest equal to the Wall Street Journal Prime Rate plus 2.00% and 7.00%, calculated quarterly, therefore we are exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our financial statements as of and for the years ended December 31, 2024 and 2023, we identified deficiencies in the design and operation of our internal control over financial reporting that constitute material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.

We had the following material weaknesses, which were discovered to be material in 2023 and 2024; (a) no functioning audit committee and (b) lack of segregation of duties within the accounting function and (c) inability to identify related parties and (d) inappropriate design and operation of IT general controls. As of December 31, 2024, the Company has remediated material weakness (c) inability to identify related parties by implementing a centralized process for reporting and tracking all related parties. The Company has also put in place a related party transaction policy and will require officers, directors and significant shareholders to certify related party relationships annually.

Management, with the oversight of the Audit Committee, is currently taking actions to remediate the material weaknesses and is implementing additional processes and controls to address the underlying causes associated with the material weaknesses described above. These efforts include:

●	To alleviate the lack of a formal risk assessment process and lack of functioning audit committee, the Company will establish a formalized governance program and implement an appropriate risk assessment process at the board level. An Audit Committee has been established subsequent to the date of the consolidated financial statement and will be evaluated in the following reporting period.
●	To alleviate the material weakness related to IT general controls, the Company is in the process of implementing Oracle NetSuite. The Company will also design and implement IT general controls related to the Company’s financial reporting processes.
●	To alleviate the lack of segregation of duties within the accounting function, the Company will hire additional accounting personnel and implement Oracle NetSuite to configure workflow approvals to address segregation of duties in the accounting processes

We are working to remediate the material weaknesses and taking steps to strengthen our internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, supported by experienced third-party internal control advisors who will assist with the design and implementation of such internal control systems, procedures and processes. These remediations may be costly and time consuming. We intend to address our lack of an audit committee and segregation of duties within our accounting function in connection with the completion of the New Rise Transaction and we have also implemented processes to identify related parties. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our shareholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Failed Sale and Leaseback

The financial liability consists of a failed sale and leaseback transaction involving a 99-year lease of property. On March 29, 2022, the Company engaged in a sale and leaseback transaction involving the current land on which New Rise Reno is located. Under the terms of the agreement, the Company sold the land for gross purchase consideration of $136,533,315, and in connection with the sale of the land, entered into a leaseback transaction with the buyer with a term of 99 years following the date of commencement of the lease. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financing arrangement by the Company. The financial liability, net of closing costs, is presented as a long-term liability on the consolidated balance sheets.

Off-balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.